UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                                 US LEC Corp.
------------------------------------------------------------------------------
                               (Name of Issuer)


                Class A Common Stock, par value $.01 per share
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  90331S 10 9
------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2006
------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 90331S 10 9                 13G                    Page 2 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

        Quadrangle Capital Partners LP

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER:

   SHARES                       0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER:

  OWNED BY                      0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER:

  REPORTING                     0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER:

    WITH                        0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                0

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

                0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (see Instructions)

                PN

________________________________________________________________________________

CUSIP No. 90331S 10 9                 13G                    Page 3 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

        Quadrangle Capital Partners A LP

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:

        Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER:

   SHARES                       0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER:

  OWNED BY                      0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER:

  REPORTING                     0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER:

    WITH                        0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                0

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

                0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (see Instructions)

                PN

________________________________________________________________________________

CUSIP No. 90331S 10 9                 13G                    Page 4 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

        Quadrangle Select Partners LP

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:

        Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER:

   SHARES                       0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER:

  OWNED BY                      0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER:

  REPORTING                     0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER:

    WITH                        0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                0

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

                0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (see Instructions)

                PN

________________________________________________________________________________

CUSIP No. 90331S 10 9                 13G                    Page 5 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

        Quadrangle GP Investors LP

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:

        Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER:

   SHARES                       0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER:

  OWNED BY                      0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER:

  REPORTING                     0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER:

    WITH                        0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                0

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

                0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (see Instructions)

                PN

________________________________________________________________________________

                                                             Page 6 of 8 Pages

Preliminary Note.

         This report is being filed jointly by Quadrangle Capital Partners LP, Quadrangle Capital Partners A LP, Quadrangle Select Partners LP and Quadrangle GP Investors LP (collectively, the "Reporting Persons").

         Quadrangle Capital Partners LP, Quadrangle Capital Partners A LP and Quadrangle Select Partners LP (collectively, the "Purchasers") purchased an aggregate of 1,475,000 shares of Class A Common Stock, par value $.01 per share (the "Common Stock"), of US LEC Corp. (the "Issuer") pursuant to a private placement on November 7, 2003. In this private placement, an additional 525,000 shares of Common Stock were purchased by entities that do not share voting or investment control with the Reporting Persons and are not affiliates of the Reporting Persons. Quadrangle GP Investors LP is the General Partner of each of the Purchasers and, therefore, may be deemed to be the beneficial owner of any shares of Common Stock held by the Purchasers.

Item 1(a).   Name of Issuer:

             The name of the Issuer is US LEC Corp., a Delaware corporation.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             The Issuer's principal executive offices are located at Morrowcroft III, 6801 Morrison Blvd., Charlotte, North Carolina 28211.

Item 2(a).   Name of Person Filing:

             This report is being filed jointly by the Reporting Persons.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             The principal office and business address of the Reporting Persons is 375 Park Avenue, New York, New York 10152.

Item 2(c).   Citizenship:

             Each of the Reporting Persons was organized under the laws of the State of Delaware.

Item 2(d).   Title of Class of Securities:

             Class A Common Stock, par value $.01 per share

Item 2(e).   CUSIP Number:

             90331S 10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

        (a)  [_] Broker or dealer registered under Section 15 of the Exchange
                 Act.

        (b)  [_] Bank as defined in section 3(a)(6) of the Exchange Act.

        (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                                                             Page 7 of 8 Pages


        (d) [_] Investment company registered under Section 8 of the Investment Company Act.

        (e)  [_] An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

        (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h)  [_] A savings association as defined in Section
                 3(b) of the Federal Deposit Insurance Act;

        (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.      Ownership.

             The information required by Items 4(a) - (c) is set forth in Rows 5 through 11 of the cover page applicable to each of the Reporting Persons and is incorporated herein by reference for each of the Reporting Persons.

             Each of the Purchasers disclaims beneficial ownership of the shares of Common Stock held by the other Purchasers, and Quadrangle GP LP disclaims beneficial ownership of the shares of Common Stock beneficially owned by the other Reporting Persons.

Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 8 of 8 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007


                          QUADRANGLE CAPITAL PARTNERS LP

                          By:  Quadrangle GP Investors LP, as General Partner

                          By:  Quadrangle GP Investors LLC, as General Partner


                          By:  /s/ Michael Huber
                               --------------------------------------
                               Name:  Michael Huber
                               Title:  Managing Member


                          QUADRANGLE CAPITAL PARTNERS A LP

                          By:  Quadrangle GP Investors LP, as General Partner

                          By:  Quadrangle GP Investors LLC, as General Partner


                          By:  /s/ Michael Huber
                               --------------------------------------
                               Name:  Michael Huber
                               Title:  Managing Member


                          QUADRANGLE SELECT PARTNERS LP

                          By:  Quadrangle GP Investors LP, as General Partner

                          By:  Quadrangle GP Investors LLC, as General Partner


                          By:  /s/ Michael Huber
                               --------------------------------------
                               Name:  Michael Huber
                               Title:  Managing Member


                          QUADRANGLE GP INVESTORS LP

                          By:  Quadrangle GP Investors LLC, as General Partner


                          By:  /s/ Michael Huber
                               --------------------------------------
                               Name:  Michael Huber
                               Title:  Managing Member